Exhibit 34.1

KPMG LLP Suite 900 10 South Broadway St. Louis, MO 63102-1761

Report of Independent Registered Public Accounting Firm

The Board of Directors

CitiMortgage, Inc.:

We have examined management’s assessment, included in the accompanying Management Assessment of Compliance with Applicable Servicing Criteria, that CitiMortgage, Inc. (the Servicer) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB in connection with the servicing of first lien residential mortgage loans included in publicly issued residential mortgage-backed securities issued on or after January 1, 2006 and certain residential mortgage-backed securities issued prior to January 1, 2006 for which the Servicer has agreed to apply the criteria set forth in Item 1122(d) of Regulation AB, for which the Servicer performs a particular servicing function pursuant to a servicing agreement with a third party, except for (a) Freddie Mac, Fannie Mae and Ginnie Mae residential mortgage loan securitizations unless part of a special bond program and (b) loans held for its own portfolio, utilizing the Citilink system (the Platform), except for servicing criterion 1122(d)(1)(iii), which the Servicer has determined was not applicable to the activities it performed with respect to the Platform, and certain activities related to servicing criteria 1122(d)(2)(ii), 1122(d)(4)(i), and 1122(d)(4)(ii), as described in Exhibit A in the accompanying Management Assessment of Compliance with Applicable Servicing Criteria, as of and for the year ended December 31, 2015. Servicing criterion 1122(d)(2)(ii) is applicable to the activities the Servicer performs with respect to the Platform only as it relates to making authorized disbursements on behalf of an obligor for escrowed amounts and to investors and/or the paying agent for their disbursement to investors. Servicing criteria 1122(d)(4)(i) and 1122(d)(4)(ii) are applicable to the activities the Servicer performs with respect to the Platform except that another party participating in the servicing function performs the custodian function. In connection with the Platform, there have been no transactions and securities issued after November 23, 2015, thus the Servicer has assessed compliance with servicing activities described in servicing criterion 1122(d)(1)(v) under other applicable servicing criteria in accordance with the SEC Division of Corporation Finance’s Manual of Publicly Available Interpretations on Regulation AB and Related Rules, Interpretation 11.03 as of and for the year ended December 31, 2015. Exhibit B to the accompanying Management Assessment of Compliance with Applicable Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Servicer’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Servicer’s compliance based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Servicer’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Servicer processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Servicer during the period covered by this report. Our procedures were not designed to determine whether errors

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may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Servicer during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer’s compliance with the servicing criteria.

As described in the accompanying Management Assessment of Compliance with Applicable Servicing Criteria, for certain activities related to servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), as described in Exhibit A thereto, the Servicer has engaged various vendors to perform the activities required by these servicing criteria. The Servicer has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Servicer has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06). As permitted by C&DI 200.06, the Servicer has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Servicer is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Servicer’s eligibility to apply C&DI 200.06.

In our opinion, management’s assessment that CitiMortgage, Inc. complied with the aforementioned servicing criteria, including activities related to servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), as described in Exhibit A of the Servicer’s Management Assessment of Compliance with Applicable Servicing Criteria, for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2015 is fairly stated, in all material respects.

St. Louis, Missouri

February 24, 2016

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